SHEP TECHNOLOGIES INC.

Suite 900 - 595 Howe Street

Vancouver, BC

V6C 2T5

NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT the Annual General Meeting (the "Meeting") of the shareholders of SHEP Technologies Inc. (the "Company") will be held at Suite 900, 595 Howe Street, Vancouver, British Columbia, on December 19, 2005, at the hour of 11:00 A.M., Vancouver time, for the following purposes:

1.

To receive and consider the financial statements of the Company for the financial year ended December 31, 2004, together with the report of the Auditor's thereon;

2.

To fix the maximum number of directors at six  (6);

3.

To elect directors for the ensuing year;

4.

To appoint Davidson & Company as auditor for the ensuing year and to authorize the directors to fix their remuneration;

5.

To consider and, if deemed fit, to pass, with or without variation, an ordinary resolution ratifying and approving a special resolution to amend the authorized capital of the Company, to undertake up to a one-for-twenty reverse split in the Company's common stock and to authorize a name change for the Company to such name and at such time as the board of directors may determine to be in the best interest of the Company as may; and

6.

To transact such further or other business as may properly come before the Meeting or any adjournments thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the Information Circular accompanying and forming part of this Notice.

All shareholders are invited to attend the Meeting.  Only shareholders of record on November 18, 2005 will be entitled to receive notice of and to vote at the Meeting except to the extent that a shareholder has transferred any common shares of the Company after that date and the new holder of such common shares establishes proper ownership and requests not later than 10 days before the date of the Meeting that his name be included in the list of shareholders eligible to vote at the Meeting.

Whether or not you expect to attend the Meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO COMPUTERSHARE TRUST COMPANY OF CANADA, PROXY DEPT., 100 UNIVERSITY AVENUE, 9TH FLOOR, TORONTO, ON, M5J 2Y1, or by FAX to 1-866-732-8683, or by INTERNET to www.computershare.com/ca/proxy.  Your promptness in returning the proxy will assist in the expeditious and orderly processing of proxies and will ensure that your shares are represented.  Please note that you may vote in person at the Meeting even if you have previously returned the proxy.

DATED at Vancouver, British Columbia this 25th day of November 2005.

BY ORDER OF THE BOARD

of SHEP Technologies Inc

(Signed)  Malcolm P. Burke

Malcolm P. Burke, President and Chief Executive Officer